Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda
Mail: PO Box HM 666, Hamilton HM CX, Bermuda
T +1 441 295 1422
conyers.com

9 August 2024

Matter No.: 365838
+1 441 294 5929
Sophia.Greaves@conyers.com

International General Insurance Holdings Ltd.

74 Abdel Hamid Sharaf Street

P.O. Box 941428

Amman 11194, Jordan

Dear Sirs

Re: International General Insurance Holdings Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a post-effective amendment no. 1 (the “Form S-8 Amendment”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to the registration statement on form S-8 (Registration No. 333-238918) (the “Original S-8”) originally filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2020 relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 4,844,730 common shares of the Company of par value US$0.01 each (the “Common Shares”) issuable pursuant to the International General Insurance Holdings Ltd. 2020 Omnibus Incentive Plan (such plan, the “2020 Omnibus Incentive Plan”). The Form S-8 Amendment amends the Original S-8 to register the offer of 200,000 Common Shares under the Company’s IGI (Global) Stock Purchase Plan (the “Global Plan”), and 200,000 Common Shares under the Company’s IGI (UK) Stock Purchase Plan (the “UK Plan” and together with the Global Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), such Common Shares having originally been authorised for issuance under the 2020 Omnibus Incentive Plan.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Form S-8 Amendment;

1.2.	the 2020 Omnibus Incentive Plan; and

1.3.	the Plans.

We have also reviewed:

1.4.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 8 August 2024;

1.5.	copies of unanimous written resolutions of the directors of the Company dated 9 August 2024 (together, the “Resolutions”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.	the validity and binding effect under the laws of England and Wales of the Plans in accordance with their respective terms;

2.7.	that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;

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2.8.	that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.9.	that the aggregate number of Common Shares that may be issued with respect to Awards (as defined in the Plans), which may be granted under the Plans shall be in accordance with section 4.1 of the UK Plan and section 3.1 of the Global Plan;

2.10.	that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares; and

2.11.	that the Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 28 January 2020 will not have been revoked or amended at the time of issuance of any Common Shares.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Common Shares pursuant to any provisions of the Plans that purport to obligate the Company to issue Common Shares following the commencement of a winding up or liquidation.

3.2.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.3.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.4.	This opinion is issued solely for the purposes of the filing of the Form S-8 Amendment and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.	When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We consent to the filing of this opinion as an exhibit to the Form S-8 Amendment. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited
Conyers Dill & Pearman Limited

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